Exhibit 10.1

EXECUTION VERSION

SPERO THERAPEUTICS, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of the 12th day of June, 2019, by and between Spero Therapeutics, Inc., a Delaware corporation (the “Company”), and Novo Holdings A/S, a Danish limited liability company (the “Investor”).

WHEREAS, the Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions set forth in this Agreement, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as described in this Agreement, with the offer and sale of such Common Stock to be made pursuant to the Company’s Registration Statement and Prospectus (each as defined below);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.	Purchase and Sale of the Shares.

1.1Initial Closing.

(a)Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Initial Closing (as defined below), and the Company agrees to issue and sell to the Investor at the Initial Closing, 465,983 shares of Common Stock at a purchase price of $10.73 per share, for an aggregate purchase price of $4,999,997.59 (the “Initial Closing Purchase Price”).  The shares of Common Stock to be purchased by the Investor at the Initial Closing are referred to herein as the “Initial Closing Shares”.

(b)Upon satisfaction or waiver of the applicable conditions set forth in Section 1.3, the purchase and sale of the Initial Closing Shares shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., located at One Financial Center, Boston, Massachusetts 02111, at 10:00 A.M. (EST), on June 14, 2019, or at such other time and place as the Company and the Investor may mutually agree upon in writing (which time and place are designated as the “Initial Closing”).  At the Initial Closing, (i) the Company shall cause its transfer agent to deliver to the Investor, via electronic book-entry, registered in the name of the Investor, or in the name of a nominee designated by the Investor, the Initial Closing Shares and (ii) the Investor shall deliver to the Company the Initial Closing Purchase Price by wire transfer of immediately available funds to an account specified by the Company in writing to the Investor.

1.2Second Closing.

(a)Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Second Closing (as defined below), and the Company agrees to issue and sell to the Investor at the Second Closing, that number of shares of Common Stock determined by dividing $5,000,000 (the “Second Closing Purchase Price,” and together with the Initial Closing Purchase Price, the “Purchase Price”) by the VWAP Price (as defined below); provided, that the Investor shall have no obligation to purchase the Second Closing Shares if, prior to and continuing as of the SPR994 Data Disclosure Date, the Company has ceased all research and development (including clinical development) of SPR720.  The “VWAP Price” shall equal the average of the individual daily VWAP calculated over the ten (10) Trading Days immediately preceding the date of the Second Closing.  “VWAP” means, for any date, the volume-weighted average price, calculated by dividing the aggregate value of the Common Stock traded on the Nasdaq Global Select Market (“Nasdaq”) (price multiplied by number of shares traded) by the total volume

(number of shares) of Common Stock traded on Nasdaq for such date.  “Trading Day” means any day on which the Common Stock is traded on Nasdaq; provided, that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than five (5) hours, or (ii) suspended from trading.  The shares of Common Stock to be purchased by the Investor at the Second Closing are referred to herein as the “Second Closing Shares,” and the Initial Closing Shares and the Second Closing Shares are referred to herein, individually and collectively, as the “Shares”.

(b)Subject to the terms and conditions of this Agreement, upon satisfaction or waiver of the applicable conditions set forth in Section 1.3, the purchase and sale of the Second Closing Shares shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., located at One Financial Center, Boston, Massachusetts 02111, upon the earlier to occur of (i) the eleventh (11th) Trading Day immediately following the date (the “SPR994 Data Disclosure Date”) on which the Company first files with the U.S. Securities and Exchange Commission (the “Commission”) a Current Report on Form 8-K disclosing interim pharmacokinetic and safety data from the lead-in cohort in the Company’s pivotal Phase 3 clinical trial of SPR994 (ADAPT-PO) (the “SPR994 Data”) or (i) June 30, 2020, or at such other time and place as the Company and the Investor may mutually agree upon in writing (which time and place are designated as the “Second Closing,” and together with the Initial Closing, each a “Closing”).  At the Second Closing, (i) the Company shall cause its transfer agent to deliver to the Investor, via electronic book-entry, registered in the name of the Investor, or in the name of a nominee designated by the Investor, the Second Closing Shares and (ii) the Investor shall deliver to the Company the Second Closing Purchase Price by wire transfer of immediately available funds to an account specified by the Company in writing to the Investor.

1.3Closing Conditions.

(a)The obligations of the Investor to purchase the Initial Closing Shares are subject to the satisfaction or waiver by the Investor of the following conditions as of the Initial Closing:

(i)The accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect (as defined in Section 2.1), in all respects) when made and as of the Initial Closing of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)The Investor shall have received a certificate, dated the date of the Initial Closing, duly executed by an executive officer of the Company on behalf of the Company, certifying that:

(A)	the conditions specified in Section 1.3(a)(i) have been satisfied; and
(B)	all obligations, covenants and agreements of the Company required hereunder to be performed at or prior to the Initial Closing have been performed; and

(iii)The Investor shall have received a certificate, dated the date of the Initial Closing, duly executed by the secretary of the Company, certifying (A) the bylaws of the Company, and (B) resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby.

(b)The obligations of the Investor to purchase the Shares at each Closing are subject to the satisfaction or waiver by the Investor of the following conditions as of such Closing:

(i)The Investor shall have received, on or prior to such Closing, a copy of the irrevocable instructions to the transfer agent instructing the transfer agent to register the Initial Closing Shares or the Second Closing Shares, as applicable, in book-entry form registered in the name of the Investor or in the name of a nominee designated by the Investor;

(ii)The Investor shall have received a copy of the Prospectus Supplement (as defined below), which may be delivered in accordance with Rule 172 under the Securities Act of 1933, as amended (the “Securities Act”);

(iii)The Company shall have received notification from Nasdaq that the listing of additional shares review process has been completed, and Nasdaq shall not have made any objection to the consummation of the transactions contemplated by this Agreement;

(iv)There shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)From the date hereof to the date of such Closing, trading in the Common Stock shall not have been suspended by the Commission or Nasdaq, and, at any time prior to such Closing, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on Nasdaq or any other trading market or exchange; and

(vi)If and only if (i) the Committee on Foreign Investment in the United States (“CFIUS”) requests or requires that Investor or the Company file a notice or declaration with CFIUS pursuant to the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) with respect to the transactions contemplated by this Agreement (the “Covered Transactions”) or (ii) Investor or the Company determines that a filing with CFIUS with respect to the Covered Transactions is advisable or required by applicable law (each (i) or (ii), a “CFIUS Filing Requirement”), then in either case of a CFIUS Filing Requirement, neither the Company nor Investor shall be obligated to undertake such Closing until the CFIUS Satisfied Condition shall have been achieved.  For purposes of this Agreement, the “CFIUS Satisfied Condition” shall be achieved when (a) Investor and the Company shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the Covered Transactions do not constitute a “covered transaction” subject to review under the DPA; or (ii) the assessment, review or investigation of the Covered Transactions under the DPA has concluded, and there are no unresolved national security concerns with respect to the Covered Transactions; (b) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Covered Transactions and either (i) the fifteen (15)-day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Covered Transactions has expired without any such action being taken and without that Presidential review having been suspended or (ii) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the Covered Transactions; or (c) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the

Covered Transactions on the basis of a CFIUS declaration, but CFIUS has not requested that Investor and Company submit a CFIUS notice and has not initiated a unilateral CFIUS review, provided that the Company and the Investor mutually agree that such CFIUS action is sufficient to constitute the CFIUS Satisfied Condition.

(c)The obligations of the Company to sell the Initial Closing Shares to the Investor are subject to the satisfaction or waiver of the following condition as of the Initial Closing:

(i)The accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and as of the Closing of the representations and warranties of the Investor contained herein (unless as of a specific date therein in which case they shall be accurate as of such date).

(d)The obligations of the Company to sell the Shares to the Investor are subject to the satisfaction or waiver of the following condition as of each Closing:

(i)The Company shall have received notification from Nasdaq that the listing of additional shares review process has been completed, and Nasdaq shall not have made any objection to consummation of the transaction contemplated by this Agreement.

2.Representations and Warranties of the Company.  Except as set forth in the SEC Reports, which shall qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the following representations and warranties to the Investor as of the date hereof and as of each Closing:

2.1Organization and Qualification.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.  The Company is not in violation of or default under any of the provisions of its charter, bylaws or similar organizational documents.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.  For purposes of this Agreement, a “Material Adverse Effect” means any material adverse effect on the business or financial condition of the Company and its subsidiaries, considered as one enterprise, other than any such effect that resulted from (i) any change in the United States or foreign economies or securities or financial markets in general that does not have a disproportionate effect on the Company and its subsidiaries, taken as a whole, (ii) any change that generally affects the industry in which the Company and its subsidiaries operate that does not have a disproportionate effect on the Company and its subsidiaries, taken as a whole, (iii) any change arising in connection with natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such natural disasters, hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof, (iv) any action taken by the Investor, its affiliates or its or their permitted successors and assigns with respect to the transactions contemplated by this Agreement, (v) the effect of any changes in applicable laws or accounting rules that does not have a disproportionate effect on the Company and its subsidiaries, taken as a whole, (vi) the announcement or other public disclosure of the SPR994 Data, (vii) any change resulting from compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, or (viii) any change, in and of itself, in the Company’s stock price or trading volume from and after the date hereof (provided, however, that the facts and circumstances underlying any such change may, except as may be provided in clauses (i), (ii), (iii)

(iv), (v), (vi) or (vii) of this definition, be considered in determining whether a Material Adverse Effect has occurred).

2.2Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

2.3Absence of Violations, Defaults and Conflicts.  None of the Company or any of its subsidiaries is (i) in violation of its charter, bylaws or similar organizational document, (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them is bound or to which any of the properties or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (iii) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement and the Prospectus (each as defined below) (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described therein under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, bylaws or similar organizational document of the Company or any of its subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

2.4Filings, Consents and Approvals.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the Securities Act and the rules and regulations promulgated thereunder (the “Securities Act Regulations”), the rules of Nasdaq, state securities laws or the rules of Financial Industry Regulatory Authority.

2.5Issuance of Securities.  The Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable.

2.6Registration.  The Company meets the requirements for use of Form S-3 under the Securities Act and has filed with the Commission a registration statement on such Form (Registration File No. 333- 228661), which became effective as of December 11, 2018, for the registration of the Shares under the Securities Act.  The Company will file with the Commission pursuant to Rule 424(b) under the Securities Act and the Securities Act Regulations a supplement to the form of prospectus filed with the

Commission on December 3, 2018 and related to such registration statement, relating to the offer to sell and proposed sale of the Shares and the plan of distribution thereof.  Such registration statement, including the exhibits thereto, as amended at the date of this Agreement, is hereinafter called the “Registration Statement”; such prospectus in the form filed with the Commission on December 3, 2018, is hereinafter called the “Base Prospectus”; the supplemented form of prospectus, in the form in which it will be filed with the Commission pursuant to Rule 424(b) is hereinafter called the “Prospectus Supplement”; and the Base Prospectus and Prospectus Supplement are hereinafter called the “Prospectus.”  Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents.  The sale of the Shares hereunder meets the requirements of General Instruction I.B.1 of Form S-3.  No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no order preventing or suspending the use of the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated by the Commission.  The Company has complied or will comply with each request (if any) from the Commission for additional information.  Each of the Registration Statement and any post-effective amendment thereto, at the time it became or will become effective, complied or will comply in all material respects with the requirements of the Securities Act and the Securities Act Regulations.  The Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied or will comply in all material respects with the requirements of the Securities Act and the Securities Act Regulations.  The Prospectus was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.  Notwithstanding the foregoing, the Company makes no representations or warranties as to information, if any, contained in or omitted from the Prospectus Supplement or any amendment thereof or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Investor specifically for use in the Prospectus Supplement.

2.7SEC Reports; Financial Statements.

(a)The Company has complied in all material respects with requirements to file all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Registration Statement and the Prospectus being collectively referred to herein as the “SEC Reports”).  As of the respective dates of filing of the SEC Reports with the SEC, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b)The financial statements included in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except in the case of unaudited financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes as permitted by the applicable rules of the Commission.  The supporting schedules, if any, present fairly, in all material respects, in accordance with GAAP, the information required to be stated therein.  The selected financial data and the summary financial information included in the Registration Statement and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein.  Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement or the Prospectus under the Securities Act, the Securities Act Regulations, the Exchange Act or the rules and regulations promulgated under the Exchange Act.

2.8Material Changes; Undisclosed Events.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii)  there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

2.9Litigation. There is no action, suit, proceeding, inquiry or, to the knowledge of the Company, investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which would result in a Material Adverse Effect, or which would materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.  Neither the Company, nor any director or officer thereof, is or within the last five years has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws relating to the Company or a claim of breach of fiduciary duty relating to the Company.

2.10Listing.  The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on Nasdaq under the symbol “SPRO”, and the Company has taken no action designed to terminate or de-list, or which to its knowledge is likely to have the effect of terminating or de-listing, the registration of the Common Stock under the Exchange Act or the listing of the Shares on Nasdaq, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing.

2.11Capitalization.  The Company has an authorized, issued and outstanding capitalization as set forth in the Registration Statement and the Prospectus as of the dates referred to therein (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Registration Statement and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Registration Statement and the Prospectus).  The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  None of the outstanding shares of capital stock of the Company were issued in violation of any preemptive or other similar rights of any securityholder of the Company.

2.12Investment Company.  The Company is not required, and upon the issuance and sale of the Shares as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement and the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

2.13Registration Rights.  There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Company under the Securities Act pursuant to this Agreement, other than those rights that have been disclosed in the Registration Statement and the Prospectus and have been waived.

2.14Acknowledgment Regarding Investor’s Purchase of Shares.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Shares.  The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

2.15Sarbanes-Oxley Act.  The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder.

2.16Disclosure Controls and Procedures.  The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including its subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of December 31, 2018.  The Company presented in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of December 31, 2018.  Since December 31, 2018, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

2.17Foreign Corrupt Practices.  Neither of the Company, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

2.18Insurance.  The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that are generally maintained by companies of established repute and comparable size engaged in the same or similar business, all of which insurance is in full force and effect.

2.19Intellectual Property.

(a)The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”)

necessary for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted as disclosed in the Registration Statement and the Prospectus, now operated by them.

(b)Neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any third party Intellectual Property or of any facts or circumstances which would render any of its Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(c)The Company’s disclosure regarding Intellectual Property in the Registration Statement and the Prospectus are accurate as of the date hereof and do not include any omissions or misstatements that, singly or in the aggregate, would result in a Material Adverse Effect.

2.20Regulatory.

(a)To the best of the Company’s knowledge, the Company has operated its business and currently is in compliance in all material respects with all applicable rules, regulations and policies of the United States Food and Drug Administration (“FDA”) and any other comparable foreign governmental authority.  The Company has not received any written notice of any claim or other action from any governmental authority alleging that the Company or any of its affiliates is in violation of any applicable law with respect to the Company’s product candidates.

(b)No investigational new drug application filed by or on behalf of the Company with the FDA has been terminated by the FDA, and neither the FDA nor any other applicable foreign regulatory agency has recommended, commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise delay or suspend, proposed or ongoing clinical investigations conducted or proposed to be conducted by or on behalf of the Company.

(c)To the best of the Company’s knowledge, all the operations of the Company and all the manufacturing facilities and operations of the Company’s suppliers of products and product candidates and the components thereof manufactured in or imported into the United States are in compliance with applicable FDA regulations, including current Good Manufacturing Practices, and meet sanitation standards set by the Federal Food, Drug and Cosmetic Act of 1938, as amended.  To the best of the Company’s knowledge, all the operations of the Company and all the manufacturing facilities and operations of the Company’s suppliers of products and product candidates manufactured outside, or exported from, the United States are in compliance with applicable foreign regulatory requirements and standards, except to the extent that the failure to be in compliance with such regulations and standards would not, individually or in the aggregate, have a Material Adverse Effect.

(d)To the best of the Company’s knowledge, no person involved in development of any data included in the Company’s regulatory filings has been convicted of (or investigated for) any crime or engaged in conduct reasonably expected to result in exclusion under 42 U.S.C. Section 1302a-7 or any similar state law or regulation or debarred by the FDA under Article 306 or the Federal Food Drug and Cosmetic Act, 21 U.S.C. Section 335a(a) or (b).

(e)The Company has not received any FDA Form 483 Notice of Observation, FDA Notices of Adverse Findings, “warning letters” or other similar governmental authority notice of inspectional observations or legal deficiencies from the FDA or any other governmental authority asserting a violation of applicable law with respect to Company’s product candidates.

(f)All applications, reports and submissions to the FDA and other government authority with respect to the Company’s product candidates were correct in all material respects, and not misleading in any material respect, on the date filed (or were corrected or supplemented by a subsequent submission).

2.21Critical Technologies.  The Company does not engage in the design, fabrication, development, testing, production or manufacture of critical technologies within the meaning of the DPA and it has no current intention of engaging in such activities in the future.  The Company has complied in all material respects with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  Specifically, the Company represents that it has not -- directly or indirectly -- sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.

2.22Brokers and Finders.  Neither the Company nor any other person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

3.Representations and Warranties of the Investor.  The Investor hereby makes the following representations and warranties to the Company as of the date hereof and as of each Closing:

3.1Authorization; Enforcement.  The Investor is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and, if the Investor is not a natural person, has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  This Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2No Conflicts.  The execution, delivery and performance by the Investor of this Agreement, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby do not and will not conflict with or violate any provision of the Investor’s certificate or articles of incorporation, bylaws or other organizational or charter documents.

3.3Access to Information.  The Investor has had full access to the Base Prospectus and the Incorporated Documents, and was able to read, review, download and print such materials, if desired.  The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  The Investor understands that its investment in the Shares involves a high degree of risk, including the risks identified under the caption “Risk Factors” in the Base Prospectus or Prospectus Supplement.  The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares.  The Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.4State and Federal Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

3.5Action Outside the United States.  The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required.

3.6Legal, Tax and Investment Advice.  The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

3.7Certain Transactions; Confidentiality.  The Investor has not, directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Investor, executed any transactions in securities of the Company, including short sales, other than the transactions contemplated by this Agreement.  The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), in accordance with the Amended and Restated Confidentiality Agreement by and between the Company and the Investor, dated April 4, 2019 (the “Confidentiality Agreement”).

3.8No Other Representations.  The Investor acknowledges and agrees that the Company makes or has made no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2, and the Investor is not relying on any such other representations and warranties other than those specifically set forth in Section 2.

4.	Covenants.

4.1Further Assurances.  Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

4.2Stewardship and Access Plan.  The Company shall use commercially reasonable efforts to comply with the Stewardship and Access Plan, as described in Schedule 1 hereto.

4.3Critical Technologies.

(a)To the extent (i) any pre-existing products or services provided by the Company are re-categorized by the U.S. government as a critical technology within the meaning of the DPA, or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology after a re-categorization of selected technologies by the U.S. government, or (ii) after the date hereof the Company engages in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology within the meaning of the DPA, the Company shall promptly notify Investor of such change in the categorization of its products or services.

(b)If and only if (i) CFIUS requests or requires that Investor or the Company file a notice or declaration with CFIUS pursuant to the DPA with respect to the Covered Transactions or (ii) Investor or the Company determines that a filing with CFIUS with respect to the Covered Transactions is advisable or required by applicable law, then in either case, (i) or (ii): (x) the Company and Investor shall, and shall cause its affiliates to, cooperate with the other parties hereto and shall promptly file a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and Investor shall, and shall cause its affiliates to, use reasonable best efforts to obtain, as applicable, the CFIUS Satisfied Condition, provided that agreement to any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition shall be at the reasonable discretion of Investor.  For the avoidance of doubt, Investor shall have no obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition.

4.4Specific Performance.  The Investor and the Company agree that irreparable damage would occur and that the Company and the Investor, as applicable, would not have any adequate remedy at law in the event that any of the provisions of Section 4 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Investor and the Company agree that the Company and the Investor, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of Section 4 and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

5.	Miscellaneous.

5.1Lock-Up.  The Investor hereby agrees that it will not, without the prior written consent of the Company, during the Lock-up Period, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Investor or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  For purposes of this Section 5.1, “Lock-up Period” means (i) if the Second Closing occurs, the period commencing on the date of the filing of the Prospectus Supplement and ending on the date that is ninety (90) days after the date of the Second Closing and (ii) if the Second Closing does not occur, the earlier of (a) the date on which the Company ceases all research and development (including clinical development) of SPR720 or (b) June 30, 2020.

5.2Publicity.  The Company and the Investor acknowledge and agree that the transactions contemplated by this Agreement (including the existence of this Agreement) constitute “Confidential Information” under the Confidentiality Agreement. On or about the date hereof, the Company and the Investor shall issue a press release regarding the transactions contemplated this Agreement in a form mutually acceptable to both parties. Except as contemplated by the immediately foregoing sentence, without the prior written consent of the Company, the Investor shall not issue any press release or make any other public disclosure regarding this Agreement or the transactions contemplated hereby. The Company may, without the consent of the Investor, make any disclosure regarding the transactions contemplated by this Agreement that may be required under, or that it otherwise determines to be necessary or appropriate pursuant to, applicable securities laws or Nasdaq regulations.

5.3Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Investor (other than by merger).

5.4Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

5.5Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Company and the Investor will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.6WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

5.7Investor Right to Conduct Activities; Freedom to Operate Affiliates; Limitation of Liabilities.  The Company agrees an acknowledges that the Investor and its affiliates and representatives are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted), and that the Investor has affiliated entities that may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Investor shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Investor in any entity competitive with the Company, (ii) actions taken by any partner, officer or other representative of Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, or (iii) the activities of entities affiliated with the Investor; provided, however, that the foregoing shall not relieve the Investor from liability associated with the unauthorized disclosure or use of the Company’s confidential information obtained pursuant to this Agreement, any agreement entered into by the Company and the Investor contemporaneously with this Agreement or the Confidentiality Agreement (collectively, the “Agreements”).  Subject to the Investor’s compliance with the Agreement, nothing in this Agreement shall restrict the Investor’s freedom to operate or preclude or in any way restrict the Investor or any of its affiliates from investing in any particular enterprise (and participating fully as a member of the board of directors or otherwise in such enterprise) whether or not such enterprise has products or services that compete with those of Company.  Notwithstanding anything to the contrary in the Agreements, the total liability, in the aggregate, of Investor, and its respective officers, directors, affiliates, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to the Agreements from any cause or causes shall not exceed the Purchase Price.  It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law.

5.8Counterparts; Facsimile or Electronic Transmission.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic transmission signatures shall be as effective as original signatures.

5.9Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.10Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be the address and number indicated for such party on the signature page hereof.

5.11Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.  The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

5.12Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.13Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

5.14Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.15Entire Agreement.  This Agreement and the other Agreements constitute the entire agreement between the parties and no party shall be liable or bound to the other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

5.16Nasdaq Compliance.  The parties agree that, notwithstanding the VWAP Price or anything else in this Agreement, the Company shall in no event be obligated to issue a number of shares of Common Stock that, when combined with the shares of Common Stock issued in the Initial Closing, would require approval of the Company’s stockholders pursuant to Nasdaq Rule 5635.  Rather, in such case, the Company would be obligated to issue the maximum number of shares of Common Stock, as determined in accordance with this Agreement and pursuant to its other terms, that could be issued without requiring approval of the Company’s stockholders under Nasdaq Rule 5635, as described in Schedule 1 hereto.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

Spero Therapeutics, Inc.

By: /s/ Ankit Mahadevia

Name:Ankit Mahadevia, M.D.

Title:Chief Executive Officer and President

Address:675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

Attn:  Joel Sendek, Chief Financial Officer

[Investor Signature Pages Follow]

[Company Signature Page to Securities Purchase Agreement]

In Witness Whereof, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

Novo Holdings A/S

By: /s/ Peter Haahr

Name:Peter Haahr

Title:CFO

Address:Tuborg Havnevej 19

2900 Hellerup

Denmark

Attn:  Aleks Engel, Partner

[INVESTOR SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Schedule 1

Use of Proceeds / Stewardship and Access Plan

Section 5.16

The Investor represents that as of the date hereof it owns no securities of the Company.  The Company represents that the number of shares of Common Stock outstanding as of June 12, 2019 is 17,661,700 shares.  The parties acknowledge that the 20% Nasdaq limit referred to in Section 5.16 of the Agreement is 3,530,573 shares.  Further, the Investor agrees that if immediately after the Second Closing, the Investor would have a beneficial ownership in the Company of greater than 19.99%, then the number of shares to be purchased in the Second Closing shall be reduced to such a number that when combined with the Investor’s other beneficial ownership in the Company would not exceed 19.99% immediately after the Second Closing pursuant to Nasdaq Rule 5635(b), and the remainder shall be purchased only after the requisite stockholder approval has been obtained.

Use of Proceeds

The Company will use commercially reasonable efforts to use the proceeds from the sale of the Shares for the ongoing clinical development of SPR720.  In the event the Board of Directors of the Company determines that the Company shall cease or halt development of SPR720, the Company may use the proceeds for other general corporate purposes or to advance other product candidates.

Stewardship and Access Plan

1.1	The new products invented or developed with the proceeds from the sale of Shares under this Agreement (the “Products”) must be sustainably managed and used, including:

(a)Thoughtful and effective stewardship of Products whose utility is diminished by resistance, to prevent inappropriate use and therefore premature resistance, in line with the Global Action Plan on Antimicrobial Resistance developed by the World Health Organization;1

(b)Thorough planning for and ensuring appropriate access to Products, especially in low- and middle-income countries; and

(c)Avoidance of misaligned commercial incentives, which go against the above-stated goals.

1.2

Therefore, the Company agrees that the Products will be manufactured, marketed, and sold under practices consistent with the applicable principles of the Davos Declaration on Antimicrobial Resistance – January 2016.[2]

1.3

When a Product enters Phase III trials (or Phase IIb trials, if they are intended as the pivotal trials to support registration), the Company shall within ninety (90) days create and provide to Investor a plan reasonably describing how it intends to meet the above stewardship and access obligations for the Product (the “Stewardship and Access Plan” or the “Plan”). The

[1]	See http://www.wpro.who.int/entity/drug_resistance/resources/global_action_plan_eng.pdf
[2]	See https://www.amrindustryalliance.org/wp-content/uploads/2017/12/AMR-Industry-Declaration.pdf

Stewardship and Access Plan shall not include confidential business information and shall include:

(a)Strategy to support access and stewardship (e.g. proposed reliable production with sufficient capacity, supply systems, the broad approach to product labelling, and the broad approach to ensure economic barriers to access are as low as reasonably possible while providing for sustainable profits);

(b)Identifying obstacles and constraints to access and stewardship;

(c)Exploitation strategy for intellectual property rights associated with the Products (the “Project IP Rights”), including whether it is planned for the Project IP Rights to be transferred to a third party;

(d)Strategy to ensure marketing approvals are received for key territories in a timely manner; and

(e)Strategy for monitoring effectiveness of access and stewardship, including proposed metrics to measure success.

1.4

The Company shall within 30 days update the Stewardship and Access Plan and provide it to Investor when the Product is first approved by any of the US Food and Drug Administration (FDA), the European Medicines Agency (the EMA), Japan’s Pharmaceutical and Medical Devices Agency (the PMDA) or any other national authorities (the “First Approval”). After the First Approval, the Stewardship and Access Plan shall be updated if there are significant market or product changes, or if events so require, and the updated Plan shall be provided to Investor. The Company shall use commercially reasonable efforts to comply with its Plan at all times.

1.5	Obligations Follow the Product

(a)If control of the Company’s Project IP Rights changes, whether through sale, transfer, license, assignment or otherwise, the Company will require the obligations of Clauses 1.1-1.4 to follow the Product and be incorporated into any such sale, transfer, license, assignment or otherwise to the new company (the “Acquirer”). Prompt notice will be provided by the Company to Investor of any such event. If the Acquirer accepts the obligations, the Company is discharged from further obligations.

(b)If the Company fails to provide the Stewardship and Access Plan pursuant to this Schedule 1, Investor can demand the same in writing. If the Company fails to provide the Plan within ninety (90) days of such written demand, the Company will be deemed to be in breach of Schedule 1 and shall pay to Investor $500,000 as the sole remedy for breach of Schedule 1.

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